HEALTH CARE PROPERTY INVESTORS, INC.
                                ________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD APRIL 21, 1994

     The Annual Meeting of Stockholders of Health Care Property Investors, Inc. (the "Company") will be held in the Marquis Room of the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California 90024 on Thursday, April 21, 1994, at 9:30 a.m., Los Angeles time, for the purposes of (1) electing three Directors, (2) amending the Company's Amended Stock Incentive Plan, (3) ratifying the selection of Arthur Andersen & Co. as independent accountants for the fiscal year ending December 31, 1994, and (4) transacting such other business as may properly come before the meeting.

     Only Stockholders whose names appear of record on the books of the Company at the close of business on February 22, 1994 are entitled to notice of, and to vote at, such Annual Meeting or any adjournment or adjournments thereof.

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend this meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used.


                                            By Order of the Board of Directors



                                                 Lorna M.  Mellies
                                                 Corporate Secretary

Los Angeles, California
March 15, 1994

                    HEALTH CARE PROPERTY INVESTORS, INC.
                                ____________

                              PROXY STATEMENT

     This proxy statement is furnished to the Stockholders of Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 21, 1994, and at any and all adjournments thereof. The principal executive offices of the Company are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will be sent to the Company's Stockholders is March 15, 1994.

     On February 22, 1994, the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had __________ shares of Common Stock, par value $1.00 per share (the "Shares" or the "Common Stock") outstanding. Each such Share is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their Shares for the purpose of electing Directors or otherwise.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. The power of the proxy is suspended if the person giving it attends the meeting and elects to vote in person.

                          PRINCIPAL STOCKHOLDERS

     As of February 1, 1994, the Company has not been notified of any holders that might beneficially own more than 5% of its Shares. Additionally, as of February 1, 1994, all Directors and executive offers as a group beneficially owned 524,197 Shares of Common Stock, which includes 198,620 Shares of Common Stock purchasable within 60 days upon exercise of stock options. Such beneficial ownership constitutes 1.95% of the total number of Shares outstanding. For purposes of computing the foregoing percentage, the number of Shares outstanding includes Shares purchasable by such group within 60 days upon exercise of stock options.

                          ELECTION OF DIRECTORS

     Pursuant to the Company's Articles of Amendment and Restatement (the Company's Articles of Incorporation) (the "Articles of Incorporation"), the Directors have been divided into three classes, each being elected to hold office for a term of three years and until their respective successors have been duly elected and qualified. At the Annual Meeting, three Directors will be elected in one class to hold office for terms of three years and, in each case, until their respective successors have been duly elected and qualified. The remaining Directors shall continue in office until their respective terms expire and until successors have been duly elected and qualified.

     The nominees for election to the three positions of Director to be voted upon at the Annual Meeting are Robert R. Fanning, Jr., Michael D. McKee and Harold M. Messmer, Jr. Unless authority to vote for the election of Directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Fanning, McKee and Messmer to hold office as Directors for terms of three years each and until their respective successors have been duly elected and qualified.

     If any nominee becomes unavailable for any reason (which event is not anticipated), the Shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies. In no event will the proxy be voted for more than three nominees.

                     BOARD OF DIRECTORS AND OFFICERS

     The executive officers of the Company, nominees for election as Directors of the Company and the other persons whose terms as Directors continue after the meeting, and their principal occupations for the past five years or more, their ages, their positions and offices with the Company (other than that of Director), information as to their terms in office as Directors, and the number of Shares of the Company owned beneficially by them on February 1, 1994, are as follows:

                                                           Shares Beneficially Owned <F1>
                                                        ----------------------------------
                                                                     Number of     Percent
                                   First      Term      Number        Options        of
    Name                  Age     Elected    Expires   of Shares     Shares <F2>    Class
    ----                  ---     -------    -------   ---------     ----------    -------
Paul V. Colony            54      1988       1995        7,700           --          <F5>
Robert R. Fanning, Jr.    51      1985       1994          725         18,000        <F5>
Devasis Ghose             40       --         --         8,550          9,440        <F5>
Stephen R. Maulbetsch     36       --         --         4,920         11,120        <F5>
Michael D. McKee          48      1989       1994        2,200          6,000        <F5>
Orville E. Melby          72      1985       1996       20,000          7,500        <F5>
Lorna M. Mellies          38       --         --         5,080          6,800        <F5>
Harold M. Messmer, Jr.    47      1985       1994       20,100 <F3>      --          <F5>
James G. Reynolds         42       --         --        32,300         53,600        <F5>
Peter L. Rhein            52      1985       1995       34,600 <F4>      --          <F5>
Kenneth B. Roath          58      1986       1996      178,460         62,160        <F5>
David A. Young            --       --         --         7,900          9,000        <F5>
Thomas J. Zarse           60       --         --         3,042         15,000        <F5>

______________
<F1>  Except as otherwise noted below all Shares are owned beneficially by the individual listed with sole voting and/or investment power.
<F2>  Consists of Shares purchasable within 60 days upon exercise of outstanding stock options.
<F3>  7,600 shares held as custodian or trustee for his children.
<F4>  Includes 2,600 Shares held as custodian for one of his children.
<F5>  Less than 1%.  For purposes of computing the percentages, the number of
Shares outstanding includes Shares purchasable by such individual within 60 days upon exercise of outstanding stock options.

     Mr. Colony has been associated in various capacities with the insurance firm of Alexander & Alexander, Inc. for the past 27 years. He is presently Senior Vice President of Alexander & Alexander, Inc. and Chairman of the Board of Alexander & Alexander of California, Inc.

     Mr. Fanning has been President of Northeast Health Systems, Inc. since 1983 and Chief Executive Officer of its principal operating subsidiary, Beverly Hospital Corporation, since June 1980. Mr. Fanning has been a member of the Massachusetts Health and Educational Facilities Authority since 1985; he has been Vice Chairman of the Authority since 1987. Mr. Fanning currently serves as a Director of Warren Bancorp, Inc. Mr. Fanning is Chairman of the American College of Healthcare Executives.

     Mr. Ghose is Vice President Finance and Treasurer of the Company and has been with the Company since 1986.

     Mr. Maulbetsch has been employed by the Company since September 1985. He became Vice President-Property and Acquisition Analysis in May 1988.

     Mr. McKee is a partner with the law firm of Latham & Watkins and has been associated with the firm since 1979. Mr. McKee is a Director of Oasis Residential, Inc., a real estate investment trust.

     Mr. Melby is a retired Vice Chairman of Rainier National Bank (which was subsequently acquired by Bank of America) where he served from 1974 through 1986. Prior to his service with Rainier, Mr. Melby was Treasurer and later Vice President of Sales and Contracts of the Boeing Company.

     Ms. Mellies is Vice President-Legal and Corporate Secretary of the Company and has been with the Company since February 1989. Ms. Mellies was an attorney with the law firm of Cox, Castle & Nicholson in Los Angeles from 1984 to 1988.

     Mr. Messmer has been President and Chief Executive Officer of Robert Half International, Inc. since July 1986 and assumed the additional role of Chairman of the Board in November 1988. He served as President and Chief Operating Officer of its predecessor corporation from October 1985 until July 1987. Mr. Messmer is a Director of NationsBank of North Carolina, N.A., Pacific Enterprises, Airborne Freight Corporation, and Spieker Properties.

     Mr. Reynolds became Senior Vice President of the Company in 1988 and also serves as its Chief Financial Officer. He has been employed with the Company since its inception in 1985.

     Mr. Rhein has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. Mr. Rhein is a Director of Oasis Residential, Inc., a real estate investment trust.

     Mr. Roath became President and Chief Executive Officer of the Company in May 1988, having previously served as President and Chief Operating Officer since inception of the Company in 1985. Mr. Roath is Vice Chairman and a member of the Board of Governors and Executive Committee of the National Association of Real Estate Investment Trusts. Mr. Roath is a member of the Boards of Orthopaedic Hospital of Los Angeles and Los Angeles Orthopaedic Foundation. He also serves as a Trustee for the La Jolla Cancer Research Foundation.

     Mr. Young has been employed by the Company since 1990 and is a former corporate executive of American Hospital Supply Corp., Hospital Corporation of America, and HealthTrust, Inc. - The Hospital Company. He also served as an operations executive with Vanderbilt University Medical Center.

     Mr. Zarse joined the Company in 1987 and became Vice President-Construction and Development of the Company in 1988. He was employed as Vice President for First Toledo Corporation, an advisor to a real estate investment trust, from September 1982 to July 1987.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors held six meetings during 1993. During that period, no incumbent Director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served.

     The Company currently pays each independent Director a fee of $18,000 per year for services as a Director plus $1,000 for attendance in person at each meeting of the Board of Directors or any committee meeting on a day on which the Board of Directors does not meet, $400 for attendance in person at any committee meeting held on a day on which the Board of Directors also meets, and $400 for participation in any telephonic Board of Directors meeting or committee meeting, when such meetings last longer than a specified time period. In addition, the Company reimburses the Directors for travel expenses incurred in connection with their duties as Directors of the Company.

     The Company has adopted a Deferred Compensation Plan for Directors of the Company which permits the Directors to elect to defer fees and retainers to be paid in the future. The participating Director will be paid at retirement or such earlier date as he may designate in such election. Each deferred compensation account will accrue interest at a rate equal to the prime rate of Chemical Bank minus one percent.

     The Board of Directors has an Audit Committee, an Investment Committee and a Compensation Committee.

     The Audit Committee is comprised of Messrs. Colony, Messmer and Rhein.
The Audit Committee held two meetings during 1993. The Audit Committee is authorized to select the independent accountants to serve the Company for the ensuing year, subject to Stockholder approval, review with the independent accountants the scope and results of the audit, review management's evaluation of the Company's system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

     The Investment Committee is comprised of Messrs. Fanning, Melby, Rhein and Roath. The Investment Committee held five meetings during 1993. The Investment Committee is authorized to approve all real estate acquisitions and other investments.

     The Compensation Committee is comprised of Messrs. McKee, Melby and Messmer. The Compensation Committee held two meetings during 1993. The Compensation Committee is responsible for the administration of the Company's employee benefit plans. The Compensation Committee is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee also reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company.

DIRECTORS STOCK INCENTIVE PLAN

     In 1988, the Company's Stockholders approved the Directors Stock Incentive Plan (the "Directors Plan"). Directors who are not employees of the Company participate in the Directors Plan. Such Directors are not eligible to participate in the Stock Incentive Plan that was approved by Stockholders in 1985 and amended in 1988. See "Executive Compensation-Compensation Pursuant to Plans-Amended Stock Incentive Plan." Under the Directors Plan, on the last Thursday of April each year, all non-employee members of the Board of Directors are granted an option as of that date to acquire 6,000 shares of the Company's Common Stock. The maximum number of shares of Common Stock that may be issued or transferred under the Directors Plan is 5% of the number of shares of Common Stock then outstanding. During 1993, outside Directors Colony, Fanning, McKee, Melby, Messmer and Rhein were each granted options for 6,000 shares of Common

Stock with a fair market value per share of $27.75 on the date of grant.

     Each option granted under the Directors Plan is a nonqualified option to purchase shares of Common Stock (an "Option"). Options expire not later than ten years from the date of grant. An Option becomes exercisable one year after the date of grant. The Option exercise price is the fair market value of a share of Common Stock on the date of the grant. The Option exercise price may be paid in cash, by delivering to the Company shares of Common Stock owned by the optionee, by a promissory note secured by shares of Common Stock bearing interest at a rate equal to the minimum rate permitted by the Internal Revenue Service plus one percent, or by a combination of the above. The Compensation Committee also may, in its discretion and upon the request of the optionee, issue shares of Common Stock upon the exercise of an Option directly to a brokerage firm or firms to be selected by the Compensation Committee, without payment of the exercise price by the optionee but upon delivery of an irrevocable guarantee by such brokerage firm or firms of the payment of such exercise price.

     Except as set forth below, Options expire at the time the optionee ceases to be an outside Director. If an optionee ceases to be an outside Director of the Company other than for cause or due to death, disability, or retirement, the Option will expire eight months after the date of termination. If the optionee ceases to be a Director due to retirement, the Option will expire three years after the date of termination. If the optionee dies or becomes permanently disabled while serving as an outside Director of the Company, the Option will expire three years after the date of such death or disability. The latest date upon which Options may be granted under the Directors Plan is April 28, 1998, unless the Directors Plan is terminated prior to that date by the Board of Directors or the Compensation Committee.

     In the event of any change in the capitalization of the Company, such as a stock dividend or stock split, the Compensation Committee will make an appropriate adjustment in the number of shares of Common Stock that could be issued or transferred in the future under the Directors Plan and in the number of shares of Common Stock and exercise price of all outstanding Options granted before the event.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     Effective January 1, 1991, the Company adopted its Retirement Plan for Outside Directors (the "RPOD") which provides each eligible, non-employee Director with retirement benefits upon his retirement from the Board. A Director becomes eligible to receive benefits under the RPOD when he reaches either age 60, provided he has served as a Director for fifteen full years, or age 65, provided he has served as a Director for five full years, and ceases to serve on the Board. If a Director terminates service on the Board after completing at least five full years as a Director, but before meeting the age and service requirements set forth above, the Director will become eligible to receive a deferred retirement benefit beginning at age 65.

     The annual retirement benefits payable to an eligible Director equal (i) the Director's annual retainer for the twelve months preceding his retirement, resignation or death plus (ii) the fee in effect on the date of retirement, resignation or death for attending a regularly scheduled Board meeting multiplied by four. Benefits under the RPOD will be paid for a period, not to exceed fifteen years, equal to the period during which the Director served on the Board, excluding service, if any, while an employee of the Company. If a Director dies after becoming eligible to receive benefits under the RPOD, his beneficiary will receive benefits under the RPOD as though the Director had retired from the Board on the day preceding his death and had met the applicable age requirements. If a Director is terminated during the term in which a change of control (as defined in the RPOD) occurs or is not re-elected immediately following the expiration of such term, he is entitled to the lump sum actuarial equivalent of the benefits he would have received had he retired immediately, without regard to whether he meets the age and service requirements, on the date of such termination or expiration of the Director's term.

                                     EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
                                                         Long-Term Compensation
                                                    ----------------------------------
                           Annual Compensation<F1>   Restricted
   Name and             -------------------------      Stock         Stock      All Other
Principal Position              Salary     Bonus     Awards<F2><F3> Options   Compensation<F4>
- ----------------------          ------     -----     ------------   -------   ---------------
Kenneth B. Roath <F5>    1993  $373,000  $360,000    $291,300       100,000       $20,000
  Chairman and Chief     1992   347,500   308,500     477,000       100,000
  Executive Officer      1991   319,000   270,000     347,000        92,400

James G. Reynolds        1993   196,800   122,000     113,400        40,000        20,000
  Senior Vice President  1992   183,000   105,000     159,000        35,000
  and Chief Financial    1991   171,700    88,300     142,100        34,000
  Officer

Devasis Ghose            1993   104,600    20,000      24,800         8,000        11,300
  Vice President         1992    99,300    20,900      34,500         8,000
  Finance and Treasurer  1991    94,800    18,200      30,800         8,000

Lorna M. Mellies         1993    90,800    15,000      20,400         7,000        9,500
  Vice President-Legal   1992    86,500    16,800      29,200         7,000
  and Corporate          1991    82,700    14,500      26,100         7,000
  Secretary

David A. Young           1993   101,400    20,000      20,900         7,000       12,800
  Vice President-        1992    97,100    32,000      29,100         7,000
  Business Development   1991    92,900    14,500      26,100         7,000

Thomas J. Zarse          1993    85,700    25,000      17,500         5,500        9,400
  Vice President-        1992    82,100    30,500      19,900         4,000
  Construction and       1991    79,000    27,500      17,800         4,000
  Development

___________________
<F1>  The table excludes amounts of personal benefits derived from the personal use of club memberships paid for by the Company, automobiles for which officers are given automobile allowances and financial consulting services, which amounts do not exceed for any officer named in the table, the lesser of $50,000 or 10% of such officer's total cash compensation, or in the case of all executive officers as a group, the lesser of $50,000 times the number of persons in the group or 10% of the total cash compensation reported for the group.
<F2>  Restricted stock awards vest ratably over five years.  The table below shows the amounts of restricted stock held at December 31, 1993 and total restricted stock awards granted by year of grant. Dividends are paid on the restricted shares at the same rate as all other shares of Common Stock of the Company.

                                                   Grants
                       Restricted Stock     ---------------------
                     at December 31, 1993    1991    1992    1993
                     --------------------   ------  ------  ------
Kenneth B. Roath            55,320          24,000  14,650  18,000
James G. Reynolds           17,800           7,000   6,000   6,000
Devasis Ghose                4,320           2,000   1,300   1,300
Lorna M. Mellies             3,580           1,600   1,100   1,100
David A. Young               4,180           1,000   1,000   1,000
Thomas J. Zarse              2,350           1,000     750     750

<F3>  Long-term incentive stock award amounts have been calculated based upon fair market value as of the date of grant.
<F4>  These amounts represent the Company's contributions to the Company's
401(k) Retirement Plan. See "Executive Compensation-Compensation Pursuant to Plans-Section 401(k) Plan." Information for years prior to 1993 is not required to be disclosed.
<F5>  The table excludes the value of $9,480 of premiums paid in 1993 by the
Company for term life insurance of which the Company is not the beneficiary and which premiums are taxable income to Mr. Roath.

EMPLOYMENT AGREEMENT. On April 28, 1988, the Company entered into an employment agreement (the "Agreement") with Kenneth B. Roath which was amended as of January 31, 1991. The Agreement is for a term of three years and will automatically be extended for an additional year on the last day of January of each year unless earlier terminated pursuant to the terms of the Agreement.
The Agreement provides for a base salary for the twelve calendar months beginning February 1, 1991 at the annual rate of $320,000 to be adjusted annually at the discretion of the Board of Directors, but at a minimum to reflect increases in the Consumer Price Index. The Agreement provides for bonus compensation. Mr. Roath is also entitled to the payment by the Company for the term of the Agreement of premiums for a term life insurance policy in the amount of $2,000,000 insuring Mr. Roath's life with a beneficiary named by Mr. Roath. In the event Mr. Roath's employment is terminated by a change in control or without cause, he is entitled to receive in severance pay either (i) his base salary at the time of termination plus an amount equal to 2 times the average annual bonus earned by Mr. Roath in the two years immediately preceding the date of termination, subject to a reduction by the amount of compensation that he receives from a new employer during what would have been the remainder of his term of employment with the Company, or (ii) upon thirty (30) days' written notice, a lump sum equal to the present value of the flow of cash payments that he would otherwise have been paid, but in no event shall payment be less than 2.5 or 1.5 times base salary for the applicable period for termination due to change in control or without cause, respectively.

COMPENSATION PURSUANT TO PLANS

     SECTION 401(k) PLAN. In 1988, the Company adopted a tax-qualified cash or deferred profit-sharing plan (the "401(k) Plan"). Under the 401(k) Plan, which covers all Company employees after they have completed one year of service, employees may elect to reduce their current compensation by up to 25% of their total salary, up to a maximum of $8,994 for the 1993 calendar year and $9,240 for the 1994 calendar year, and have the amount of the reduction contributed to the 401(k) Plan. The Company also contributes to the 401(k) Plan an additional amount equal to 4% of such employee's compensation if the employee's contribution is at least the lesser of 3% of his compensation or the maximum contribution allowable by law. The employee's right to retain the Company's contributions vests at the rate of 20% per year, beginning after the employee has been with the Company for two years. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by the Company are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made, according to the vesting percentage. For the fiscal year ended December 31, 1993 the Company made contributions pursuant to the 401(k) Plan including Section 401(a) contributions discussed further below as follows: $83,000 on behalf of its six most highly compensated executive officers each of whose total remuneration exceeded $60,000 during such fiscal year; $92,000 on behalf of all current executive officers as a group; and $131,000 on behalf of all employees as a group. At December 31, 1993, a total of 18 of the Company's employees were participants in the 401(k) Plan.

     On December 17, 1993, the Compensation Committee adopted an amendment to the Company's 401(k) Plan to provide for a Section 401(a) profit sharing contribution as provided for and set forth in the Internal Revenue Code which will permit the Company to contribute a defined percentage of each employee's wage base, with the percentages for 1993 being set at 3.5% for wages to the extent of a Social Security base and 7% for wages in excess of such base. Maximum combined 401(k) and 401(a) contributions were limited to $20,000 per person in 1993.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Effective May 1, 1988, the Board of Directors adopted a Supplemental Executive Retirement Plan (the "SERP") which provides certain executives selected by the Compensation Committee with supplemental deferred benefits in the form of retirement payments for life. Currently, the Committee has selected Kenneth B. Roath to be a participant.

     The annual retirement benefit available to a participant under the SERP varies according to (i) the age of the participant at retirement, with the youngest retirement age being 55, and (ii) the number of years the participant has served the Company, with minimum service being five years. The SERP benefit is reduced by 100% of any retirement benefit received from any other Company retirement plan available to a participant and Social Security. In the event of death of a participant after retirement, 50% of the benefit earned by the participant will be paid to the surviving spouse for life and if survived by dependent children, each such child will receive a benefit equal to $1,500 per month until age 18, or age 25 if a full time student. In the event of a participant's death prior to retirement, the participant's surviving spouse will be paid the participant's retirement benefit as if the participant had retired the day before his or her death.

     A life insurance policy has been purchased on the life of Mr. Roath naming the Company as sole beneficiary to provide for substantially all obligations under the SERP. The SERP is designed so that the Company will recover all its SERP payments plus a factor for the use of its money if its original assumptions as to interest rates, mortality rates, tax rates and certain other factors are accurate.

     The Company believes that the SERP aids in the ability to attract, retain, motivate and provide financial security to management employees who render valuable services to the Company.

     AMENDED STOCK INCENTIVE PLAN. For a description of the Company's Amended Stock Incentive Plan, see "Adoption of Amendments to the Amended Stock Incentive Plan".

OPTION GRANTS IN DECEMBER 1993 AND JANUARY 1994
                                Average    Percentage
                                Exercise    of Total
                     Options    Price<F1> Stock Options     Expiration
Name                 Granted    ($/SH)      Granted            Date            Valuation<F2>
- ---------------      -------   ---------  -----------   -------------------    ------------
Kenneth B. Roath     100,000    $25.89       54.50%     12/17/03 - 01/27/04    $265,000
James G. Reynolds     40,000    $26.29       21.80%     12/17/03 - 01/27/04    $ 92,750
Devasis Ghose          8,000    $25.89        4.36%     12/17/03 - 01/27/04    $ 21,200
Lorna M. Mellies       7,000    $25.89        3.82%     12/17/03 - 01/27/04    $ 18,550
David A. Young         7,000    $25.89        3.82%     12/17/03 - 01/27/04    $ 18,550
Thomas J. Zarse        5,500    $26.77        3.00%     12/17/03 - 01/27/04    $ 14,575

__________________
<F1>  Exercise Price is 95% of the closing price of stock on the date of the grant for options granted in December 1993, and 100% of the closing price of the stock on the date of the grant for options granted in January 1994.
<F2>  Calculated using the Black Scholes option valuation methodology, as recommended by The Wyatt Company, an executive compensation consulting firm. In using such methodology, the following variables were utilized: risk-free rate of 5.75%; .18 volatility; 6.8% dividend yield; which yields a discount Black Scholes value for stock options of $2.65.

AGGREGATED OPTION EXERCISES IN 1993 AND OPTION VALUES AT DECEMBER 31, 1993
                                               Number of            Value of Unexercised
                                          Unexercised Options      In-the-Money Options at
                                         At December 31, 1993       December 31, 1993<F2>
                                        -----------------------    -----------------------
           Shares Acquired   Value
                 on           At
Name          Exercise    Exercise<F1> Exercisable  Unexercisable  Exercisable  Unexercisable
- -----------  ----------   ----------   -----------  -------------  -----------  -------------
Kenneth B.   102,100      $3,115,000     2,980       310,820        $ 14,000     $1,175,000
  Roath
James G.           0      $        0    31,000       114,500        $328,000     $ 467,000
  Reynolds
Devasis        3,000      $   92,000     2,640        30,000        $ 20,000     $ 150,000
  Ghose
Lorna M.       3,600      $  108,000     1,400        24,500        $  6,000     $ 112,000
  Mellies
David A.           0      $        0     5,400        22,900        $ 52,000     $  91,000
  Young
Thomas J.      6,400      $  194,000    10,600        16,600        $129,000     $  95,000
  Zarse

__________________
<F1>  Value at exercise is the difference between the closing price on the date of exercise less the exercise price per share of common stock, multiplied by the number of shares acquired on exercise.
<F2>  Calculated based on the closing price at December 31, 1993 multiplied by the number of applicable shares in the money, less the total exercise price for such shares.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph shall not be incorporated by reference into any such filings.

                       COMMITTEE REPORT TO STOCKHOLDERS

     Compensation and benefit practices of Health Care Property Investors, Inc. (the "Company") are established and governed by the Compensation Committee made up of independent members of the Board of Directors. The Compensation Committee establishes the general compensation policy of the Company, reviews and approves compensation of the senior executive officers of the Company and administers all of the Company's employee benefit plans. The Compensation Committee reviews the overall compensation program of the Company to assure that it (i) is reasonable and consistent with practices of comparably sized REITs and real estate development organizations ("Competitive Practices"), (ii) adequately recognizes performance tied to creating shareholder values, (iii) is responsive to current tax, accounting and SEC guidelines, and (iv) meets overall Company compensation and business objectives.

     As in years past, the Compensation Committee has retained the services of The Wyatt Company ("Wyatt"), a nationally-recognized executive compensation consulting firm, to assist the Committee in its evaluation of all elements of the Company's compensation program. Wyatt provides advice to the Committee with respect to Competitive Practices and the reasonableness of compensation paid to executive officers of the Company. The Committee reviews survey and other data supplied by Wyatt in the course of its deliberations relating to compensation proposals.

     Among other information, Wyatt reported and the Compensation Committee noted that the Company had an average 25% total return to Stockholders for the past three to five years, which approximates the 75th to 90th percentiles of similar results of competitive companies. In addition, growth in cash flow per share for 1993 exceeded the 90th percentile and has also significantly exceeded the 90th percentile for the average of the past three to five years.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes that the primary focus of the Company's compensation program should be to reward performance as measured by the creation of value for Stockholders. To this end, the Compensation Committee has committed to a highly leveraged program that focuses 75% of total direct compensation in incentives tied directly to shareholder value creation. The Committee attempts to promote financial and operational success by attracting, motivating and assisting in the retention of key employees with outstanding talent and ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. In this regard, the compensation program is designed to balance short and long-term incentive compensation to achieve desired results and above all to reward performance.

COMPENSATION MIX

     The Company's executive compensation is based on three components designed in each case to accomplish the Company's compensation philosophy.

     BASE SALARY. Salaries for executives are reviewed by the Compensation Committee on an annual basis. The Compensation Committee generally targets base salary levels within the range of the 50th to 75th percentile of Competitive Practices. Salaries may be increased based upon an assessment of competitive pay levels or the individual's contribution to the asset and financial growth of the Company. However, achievement is generally rewarded through incentive compensation consistent with the Company's pay-for-performance philosophy.

     The Compensation Committee has reviewed the base salary for each of the five highest paid officers for 1993 and believes that such compensation is reasonable in view of Competitive Practices, the Company's performance and the contribution of those officers to that performance.

     ANNUAL CASH INCENTIVE AWARDS. Annual cash bonus incentive awards generally are designed to protect Stockholder interests by establishing a cash available for distribution or reinvestment performance target (the "Performance Target") which must be satisfied before any awards are paid to all officers other than the Chief Executive Officer. The weighing between cash available for distribution and the Performance Target will vary depending on the level of an officer's position and the responsibilities and duties involved in their office. The Performance Target is established by the Compensation Committee at the beginning of each year at a level considered to provide Stockholders with an acceptable rate of return. In addition to satisfying the Performance Target, bonus awards also are based on personal performance measured by the extent to which personal goals are achieved. Personal performance goals necessarily vary between officers based upon their specific roles within the Company and specific objectives established each year for each officer by the Company's Chief Executive Officer.

     A target award is established for each officer based on the level of his or her position, the responsibilities and duties involved therein and on Competitive Practices. The Compensation Committee approves each officer's target award. The target award is expressed as a percentage of salary and as a corresponding dollar amount. No actual award can exceed 150% of an officer's target award. The Performance Target was achieved in 1993 and target awards were approved by the Compensation Committee. See "Summary Compensation Table."

     LONG-TERM INCENTIVES. The Compensation Committee administers the Company's Amended Stock Incentive Plan (the "Plan"). Pursuant to the Plan, annual stock grants and stock options have been awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options generally are granted at 100% of the current fair market value of the Company's stock and will only be of value to the executive if the stock price increases over time. Generally, stock option grant and restricted stock awards vest over a five-year period, and the executive must be employed by the Company at the time of vesting in order to exercise the options. Each of the six highest paid officers received stock options which were based on his or her responsibilities and relative position in the Company. The Compensation Committee did not consider the amount of options and restricted shares currently held by the officers in determining the size of current awards. See "Summary Compensation Table." The value of all outstanding restricted stock grants is set forth at page ___.

     In addition, to provide further incentive to key employees the Compensation Committee voted this year to amend the Plan to provide for Dividend Shares whereby Plan Participants would receive the benefit of dividends granted on Common Stock on which they held an option, between the time the option is granted and when it is exercised. The benefit of the dividends would come in the form of a number of shares of Common Stock derived through the following formula:

     (Number of Shares on            Amount of
       which Participant   X   Quarterly Dividend
        holds Option                Declared)
    -------------------------------------------------
             Fair Market Value of Shares at
                date of dividend payout

These dividend shares would only be collectible if an option is exercised, and then only once the Participant has held the shares for two years.

CHIEF EXECUTIVE COMPENSATION

     Mr. Roath received a base salary of $375,000 in 1993 which represents an increase of approximately 7.1% over his 1992 base salary. This base salary is in approximately the 70th percentile of competitive practice. The Compensation Committee believes that this level properly leverages Mr. Roath's compensation toward incentive pay, reflecting the Company's pay-for-performance philosophy. The Compensation Committee also awarded Mr. Roath a cash bonus incentive award of $372,000, restricted stock grants of 10,000 shares of Common Stock and 100,000 stock option grants at an average exercise price of $25.89. These awards reflect both the increases attributable to Competitive Practices during the period and the Committee's recognition of Mr. Roath's contribution to expansion of the Company's investment portfolio and superior financial performances.

     Mr. Roath received 49.1% of his cash compensation for 1993 from incentives. When the value of the restricted stock grants and stock option grants for the period are included, 72% of total direct compensation is from incentives which are directly related to Stockholder value creation. The perquisites and other benefits received by Mr. Roath that are reported in the Summary Compensation Table are provided pursuant to his Employment Agreement.

     Based upon the foregoing, the Compensation Committee has reviewed and approved the total compensation for 1993 of the six most highly compensated executive officers of the Company.
                                                   Compensation Committee

Orville E. Melby           Harold M. Messmer, Jr.           Michael D. McKee
Chairman



[date]

                        STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total return of the Company, the S&P 500 Index and the Equity REIT Index of the National Association of Real Estate Investment Trusts ("NAREIT") from January 1, 1989 to December 31, 1993. Total return assumes quarterly reinvestment of dividends before consideration of income taxes. The Company believes that this information demonstrates that the compensation earned by its executive officers compares very favorably to the Company's stockholder value.

(December 31, 1988=100)
                           NAREIT
                           EQUITY
              S&P          REITS       HCPI
DATE         INDEX         INDEX      INDEX
- ----         -----         -----      -----
12/31/88     100.00        100.00     100.00
03/31/89     107.03        102.39     102.22
06/30/89     116.44        108.32     121.20
09/30/89     128.84        112.30     128.76
12/31/89     131.49        108.84     135.18
03/31/90     127.52        104.63     128.31
06/30/90     135.54        104.50     139.95
09/30/90     116.86         89.30     143.35
12/31/90     127.32         92.13     156.17
03/31/91     145.86        113.08     182.61
06/30/91     145.55        113.96     190.70
09/30/91     153.39        118.63     209.56
12/31/91     166.21        125.02     249.58
03/31/92     161.97        125.85     217.61
06/30/92     165.16        129.17     252.26
09/30/92     170.28        137.98     279.64
12/31/92     178.96        143.26     277.81
03/31/93     186.63        174.26     350.98
06/30/93     187.59        169.26     332.42
09/30/93     192.39        185.09     359.30
12/31/93     196.84        171.42     318.32

CERTAIN TRANSACTIONS

     Since 1985, the Company has been insured through Alexander & Alexander, Inc. insurance brokers for general liability, workmen's compensation, and other insurance. Paul V. Colony, a Director of the Company since April 1988, is Senior Vice President of Alexander & Alexander, Inc. and Chairman of the Board of Alexander & Alexander of CA, Inc., an affiliate of Alexander & Alexander, Inc. The terms of such insurance policies were established after evaluation of market rates, and were no less favorable to the Company than might have been negotiated with an unrelated party. The premiums paid to Alexander & Alexander, Inc. for the fiscal year ending December 31, 1993 were $271,880.

     Since December 1985, the Company has owned a 50% interest in a limited partnership of real estate equity projects involving an aggregate of $24,971,000 of equity investments, with aggregate annual rental income of approximately $3,136,000. The Company is the sole general partner of the limited partnership. Harold M. Messmer, Jr., a Director of the Company, owns a 15.2% interest as a limited partner of the partnership.

     During 1993, the following Officers and Directors of the Company borrowed money from the Company in connection with the purchase of Shares for which

Options were granted pursuant to the Plan or the Directors Plan: Devasis Ghose ($44,918); Stephen R. Maulbetsch ($25,304); Lorna M. Mellies ($54,880); Michael
D. McKee ($71,670); Peter L. Rhein ($129,000); Kenneth B. Roath ($1,616,089);
and Thomas J. Zarse ($77,792). Interest on these loans was charged at rates ranging from 5.37% to 6.88%. All of the foregoing loans have been paid in full, except Mr. Rhein's loan and Mr. Roath's loan, on which there were balances due as of December 31, 1993 of $129,000 and $473,576 respectively. These loans are due on July 22, 1998 and November 19, 1996 respectively. In addition, Mr. Orville E. Melby has a $51,965 remaining balance on a $101,965 loan in connection with the purchase of shares, which loan is due on June 22, 1994.

                   ADOPTION OF AMENDMENTS TO THE
                   AMENDED STOCK INCENTIVE PLAN

     On January 27, 1994, the Compensation Committee (the "Committee") unanimously adopted, subject to stockholder approval, amendments to the Health Care Property Investors, Inc. Amended Stock Incentive Plan (the "Plan") to (i) increase the number of shares reserved for issuance thereunder from 5% of the number of all shares of Common Stock then outstanding to a stated number of shares eligible to be issued under the Plan of 2,500,000 shares, (ii) provide for the accrual, crediting, and disbursement of dividend shares and (iii) provide for a per person limit on the number of stock options that may be granted to any participant in the Plan during any calendar year. The Stockholders are asked to approve the adoption of the amendments at the Meeting.

     Under the Company's current Plan, which was first approved by Stockholders in March 1985, amended by the Stockholders in 1988, and expires in accordance with its terms on February 15, 1998, the aggregate number of shares of Common Stock that may be issued pursuant to incentive awards cannot exceed 5% of the number of all shares of the Common Stock then outstanding. Due to the outstanding performance of the Company in recent years as well as the Company's efforts to attract, retain and reward its key employees for their achievements, the number of shares issued pursuant to the Plan is approaching the 5% cap.
The Company's Board of Directors believes that, in order to retain, motivate, and attract key personnel essential to the continued success of the Company it is necessary to maintain its current practice of providing meaningful incentive awards on an annual basis. The Board believes that incentive awards have played a critical role in recent years in motivating Company management to build a growing, highly competitive business, while also delivering a consistently strong financial performance record with corresponding stock price appreciation. The Board also believes that the Company's stock incentive program has helped to stimulate a deeper commitment to the Company, minimize management turnover and reward continuous improvement in financial performance.

     Also under the Company's current Plan, participants receive no benefit from the dividends declared on Common Stock during the time period during which the participants hold an Option but before it is exercised. Under the proposed amendments to the Plan, participants will, subject to certain conditions, be entitled to the benefit of those dividends in the form of dividend shares. Dividend shares will be calculated each time a dividend on Common Stock is granted by multiplying the total number of shares on which a participant holds an Option (as later defined) by the dividend award and dividing that number by the fair market value of the shares at the time of the dividend award.
However, dividend shares will be paid out only (i) if the underlying stock Option is exercised, and (ii) if the shares which are purchased pursuant to the Option are held a minimum of two years. The Board of Directors believes that dividend shares are in the best interests of the Company because they will (i) focus management on both stock price growth and dividends thereby more closely aligning the interests of Stockholders and management, (ii) encourage the holding of stock after exercise of Options, (iii) strengthen retention of key employees, (iv) acknowledge REIT stock as a dividend as well as a growth stock, and (v) moderately reduce the number of shares required to deliver competitive awards thereby reducing dilution.

     In order to be brought into compliance with recently issued Internal Revenue Service and Treasury Department regulations, it is now encouraged that stock incentive plans contain a specific, Stockholder approved per-person limit on the number of options which may be granted during a specified time period. The Company's Plan in its current form does not have such a limitation. Accordingly, the Plan as it is proposed to be amended limits the number of shares of Common Stock with respect to which Options may be granted to any single participant during any calendar year to 400,000 shares.

     The Board believes that the Plan as it is proposed to be amended will further the purposes of the Plan and promote the interest of the Company and its Stockholders by strengthening the Company's ability to attract, motivate and retain employees of training, experience and ability, and to provide a means to encourage stock ownership and proprietary interest in the Company to valued employees upon whose judgment, initiative, and efforts the continued financial success and growth of the business of the Company largely depend.

     The following is a description of the material provisions of the Plan as proposed to be amended. In order to accomplish the proposed changes to the Plan, the amendments have been incorporated therein and the Plan as restated is set forth in Appendix "A" to this proxy statement. The summary which follows is not intended to be complete and reference should be made to the Plan as it is proposed to be amended for a complete statement of its terms and provisions.

SECURITIES SUBJECT TO THE RESTATED PLAN

     Under the Plan as presently in effect, incentive awards may be granted covering up to 5% of the number of outstanding shares of Common Stock. Under the Plan as it currently exists, approximately 211,000 shares remain available for grant. The proposed amendments to the Plan provide that an additional 2,500,000 shares of Common Stock may be issued pursuant to existing or newly granted incentive awards. The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan in the event of a stock split, stock dividend or certain other similar changes in the Common Stock, and in the event of a merger, consolidation or certain other types of recapitalization of the Company. The Committee may, with the consent of the participant, cancel all or part of an Option and substitute a new Option or require voluntary surrender as a condition of a new Option. In addition, the Company may, if authorized by the Committee and with the consent of the participant, cancel all or a portion of any Option and make payment in cash, Common Stock or a combination of cash and Common Stock in an amount equal to the excess, if any, of the fair market value of the shares subject to the Option so cancelled over the aggregate exercise price specified in the Option. Shares subject to outstanding Options that are surrendered will, upon surrender, no longer be charged against the maximum number of shares of Common Stock available for issuance under the Plan, thereby permitting the grant of new Options for the shares that were subject to the surrendered grants.

ELIGIBILITY TO PARTICIPATE

       Only key employees of the Company are eligible to receive incentive awards under the Plan, as determined by the Committee.

ADMINISTRATION OF THE RESTATED PLAN

     The Plan is administered by a committee comprised of three or more persons who (i) are not eligible to receive Incentive Awards under the Plan and (ii) who have not been eligible at any time within one year before appointment to the Committee for selection as persons to whom Incentive Awards may be granted pursuant to the Plan.

     The Committee has the authority to establish rules and regulations as they deem appropriate for the proper administration of the Plan, to make determinations under and interpretations of the Plan and to take such steps in connection with the Plan or the Incentive Awards granted thereunder as the Committee may deem necessary or advisable. The Committee is authorized to determine the number of shares subject to incentive awards granted to Plan participants, to determine the eligible persons to whom, and the time or times at which Incentive Awards may be granted. Incentive awards granted under the Plan are evidenced by written instruments and may include other terms and conditions consistent with the Plan, as the Committee may determine.

EXERCISE OF OPTIONS; VESTING

     Subject to the limitations contained in the Plan, Options become exercisable and incentive stock grants vest at such times and in such installments as the Committee provides in the terms of each individual written agreement. In no event may Options be exercised after ten years from the date of grant.

     Incentive Awards which may be granted under the Plan include (i) non-qualified non-statutory options to purchase shares of Common Stock (an "Option"), (ii) incentive stock awards and (iii) cash bonus awards. An Option entitles the optionee to acquire shares of the Company's Common Stock upon exercise of such Option under the Plan. The Committee has the discretion to grant Options at a price which is not less than 50% of the fair market value of the Common Stock on the date of grant. As of ____________, 1994, the fair market value of the Common Stock was $_____________. An Option may be exercised by payment in full of the Option exercise price at the time of exercise and may be paid in cash or, in the discretion of the Committee, by delivering shares of Common Stock owned by the optionee or by a promissory note secured by shares of Common Stock bearing interest at a rate determined by the Committee, or by a combination of any of the above. The Committee may also, in its discretion and upon the request of the optionee, issue shares of Common Stock upon the exercise of an Option directly to a brokerage firm or firms to be selected by the Committee without payment of the exercise price by the optionee but upon delivery of a new revocable guarantee by such brokerage firm or firms of the payment of such exercise price. Proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options under the Plan have been and will be used for general corporate purposes.

DIVIDEND SHARES

     Under the proposed amendments to the Plan, optionees will accrue dividend shares based on those dividends that would have been awarded on those shares of Common Stock for which the optionees hold outstanding and unexercised Options. The number of dividend shares will be calculated by (i) multiplying the dividend rate declared on each share of Common Stock by the number of shares of Common Stock which the optionee has outstanding an unexercised Options on as of the record date of a cash dividends, and then (ii) dividing that figure by the fair market value of a share of Common Stock on the record date. The calculation of dividend shares will be undertaken at each record date for cash dividends between the time which the Option is granted and it is exercised. Participants can collect the accrued dividend shares only on those Options which are exercised and only in proportion to the number of shares purchased through the Option that the participant holds for a period of two years, at which time the optionee will receive that number of shares of Common Stock equal to the number of dividend shares that were allocable to those exercised Options, or parts thereof, on the exercise date. No dividend shares will be distributed for unexercised Options, and upon expiration of Options, all rights and claims to dividend shares allocable thereto will be terminated.

     For the year ended December 31, 1993, if the six highest paid executive officers had exercised stock options and had held such shares for a period of two years, the following numbers of dividend shares would have accrued to each executive officer in 1995:

Executive Officer           Number of Dividend Shares
- -----------------           -------------------------
Kenneth B. Roath                     2,314
James G. Reynolds                    1,969
Devasis Ghose                          201
Lorna M. Mellies                       141
David A. Young                         325
Thomas J. Zarse                        757
                                     -----
                                     5,707
                                     =====

     As of February 1, 1994, no executive officer has exercised stock options and held such stock for a minimum of two years.

RIGHTS AS STOCKHOLDER

     No optionee will have any rights as a Stockholder or any title or interest in or to any shares of Common Stock subject to an Option unless and except as shares of Common Stock, if any, that have been issued or transferred to such optionee.

PLAN AMENDMENTS

     The Committee has the power, in its discretion, to amend, suspend or terminate the Plan at any time. However, no such amendment will, without the approval of the Stockholders of the Company: (i) change the class of persons eligible to receive incentive awards under the Plan, (ii) materially increase the benefits accruing to eligible persons under the Plan, (iii) increase the number of shares of Common Stock subject to the Plan, or (iv) transfer the administration of the Plan to any person who is not a disinterested person under the Securities Exchange Act of 1934.

FEDERAL INCOME TAX CONSEQUENCES

     The Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") nor an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the Plan. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances nor does it discuss tax consequences under state or local laws.

     The grant of a non-qualified stock option will not result in taxable income to the optionee at the time of grant, and ordinary income will be realized by an optionee at the time of exercise of an Option in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price. The Company will be entitled to a deduction from income for federal income tax purposes in an amount equal to the ordinary income recognized by the optionee in such case. Any subsequent disposition of the shares acquired pursuant to a non-qualified option will result in gain or loss to the optionee in an amount equal to the difference between the sale price and the market price at date of exercise.

     An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the non-qualified stock option.

NON-TRANSFERABILITY OF INCENTIVE AWARDS

     No incentive award and no right under the Plan will be assignable or subject to any encumbrance, pledge or charge of any nature except that the Company may establish rules and regulations whereby a beneficiary may be designated with respect to an incentive award in the event of death of a participant.

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the annual meeting is necessary to amend the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED AMENDMENTS TO THE AMENDED STOCK INCENTIVE PLAN.

                       RATIFICATION OF THE SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. audited the Company's financial statements for the year ended December 31, 1993 and have been the Company's auditors since the Company's organization.

     The Directors have selected the firm of Arthur Andersen & Co. as independent accountants for the Company for the fiscal year ending December 31, 1994, it being intended that such selection would be submitted for ratification by Stockholders. The proxy holders named in the accompanying form of proxy will vote the Shares represented by the proxy for ratification of the selection of Arthur Andersen & Co., unless a contrary choice has been specified on the proxy. If Stockholders do not ratify the selection of Arthur Andersen & Co., the selection of independent accountants will be considered by the Directors, although the Directors would not be required to select different independent accountants for the Company. The Directors retain the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by Stockholders in the event the Directors determine that the best interest of the Company warrants a change of its independent accountants. A representative of Arthur Andersen & Co. is expected to be present at the April 21, 1994 Annual Meeting with an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE SUCCEEDING YEAR.

                          VOTING PROCEDURES

     The Inspector of Elections will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted for the Stockholders for a vote. Except as otherwise noted herein, abstentions do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast".

     The Inspector of Elections will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owner or persons entitled to vote that the broker or nominee does not have the discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matter).

                   DEADLINE FOR SUBMISSION OF STOCKHOLDER
                  PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the Securities and Exchange Commission provide that certain Stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than November 15, 1994.

                               OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of Shares and will reimburse them for their expenses in doing so. The Company has retained the services of Kissel-Blake Inc., for a fee of $7,000 plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1993, is being mailed herewith to all Stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO JAMES G. REYNOLDS, SENIOR VICE PRESIDENT OF THE COMPANY, AT 10990 WILSHIRE BOULEVARD, SUITE 1200, LOS ANGELES, CALIFORNIA 90024.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                         By Order of the Board of Directors



                                                Lorna M.  Mellies
                                               Corporate Secretary
Los Angeles, California
March 15, 1994

                   HEALTH CARE PROPERTY INVESTORS, INC.

                              REVOCABLE PROXY

                      Annual Meeting of Stockholders
                              April 21, 1994

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the "Company"), hereby appoints Kenneth B. Roath and Peter
L. Rhein as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 21, 1994 at 9:30 A.M. (PST), or any adjournment thereof.

     Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors, FOR the Company's Amended Stock Incentive Plan, and FOR the ratification of Arthur Andersen & Co. as independent auditors. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

     1.  ELECTION OF DIRECTORS: Robert R. Fanning, Jr., Michael D. McKee and
                                Harold M. Messmer, Jr.

     ___ FOR all three nominees listed above (except as marked to the contrary hereon)

     ___  WITHHOLD AUTHORITY to vote for all three nominees listed above

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

______________________________________________________________________________

            IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE


___________________                                   ___________________
ACCOUNT NUMBER                                             COMMON

                                                      ___________________
                                                            D.R.S.

     2.  Amending the Company's Amended Stock Incentive Plan

         ___  FOR     ___  AGAINST     ___  ABSTAIN

     3. Ratification of Arthur Andersen & Co. as independent auditors for the year ending December 31, 1994.

         ___  FOR     ___  AGAINST     ___  ABSTAIN

     4. In their discretion, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

         ___  FOR     ___  AGAINST     ___  ABSTAIN

Important: Please sign your name exactly as it appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.

NOTE: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Dated: __________________________, 1994

Signature: _________________________________


Signature: _________________________________



PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

                             APPENDIX "A"

                  HEALTH CARE PROPERTY INVESTORS, INC.
                      AMENDED STOCK INCENTIVE PLAN

1.  Purpose of the Plan.

     The purpose of the Amended Stock Incentive Plan of Health Care Property Investors, Inc. is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract, motivate and retain employees of training, experience and ability, and to provide a means to encourage stock ownership and proprietary interest in the Company to valued employees of the Company upon whose judgment, initiative, and efforts the continued financial success and growth of the business of the Company largely depend.

2.  Definitions.

     (a)  "Board" means the Board of Directors of the Company.

     (b) "Committee" means the Compensation Committee of the Company, which shall be made up of at least three persons not eligible to participate in the Plan.

     (c)  "Common Stock" means the $1.00 par value Common Stock of the Company.

     (d)  "Company" means Health Care Property Investors, Inc.

     (e) "Dividend Shares" means those shares of Common Stock credited to a Participant based on dividends declared on outstanding and unexercised Options held by the Participant which can be collected only upon exercise of the Option and after holding the shares purchased pursuant to the exercise of the Option for a period of two years, as determined pursuant to Section 6(d) hereto.

     (f) "Eligible Person" means any full-time employee of the Company or of any of its present or future parent or subsidiary corporations.

     (g) "Fair Market Value" means the average of the high and low quoted sales prices of a share of Common Stock on the Composite Tape on the date as of which fair market value is to be determined, or if no such sales were made on such date, the closing price of such shares on any stock exchange on which the Common Stock is then listed on the next preceding date on which there were such sales.

     (h) "Participant" means any Eligible Person selected to participate in an Incentive Award pursuant to Section 5.

     (i) "Incentive Award" means an Option, Dividend Share, Incentive Stock Award, or cash bonus award granted under the Plan.

     (j)  "Option" means a nonqualified or nonstatutory stock option.

     (k) "Plan" means the Amended Stock Incentive Plan as set forth herein, which may be further amended from time to time.

     (l) "Incentive Stock Award" means a right to the grant or purchase, at a price determined by the Committee, of Common Stock of the Company which is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achievement of preestablished financial objectives or both.

3.  Shares of Common Stock Subject to the Plan.

    (a) Subject to the provisions of Section 3(c) and Section 8 of the Plan, the number of shares of Common Stock that may be issued or transferred or exercised pursuant to Incentive Awards under the Plan after the effective date of the Plan will not exceed 2,500,000 shares.

    (b) The maximum number of shares of Common Stock with respect to which options or rights may be granted to any Participant during any one calendar year is 400,000 shares.

    (c) The shares of Common Stock to be delivered under the Plan will be made available, at the discretion of the Board of Directors or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

    (d) If any Incentive Award is not issued or transferred and ceases to be issuable or transferable for any reason, such Incentive Award will no longer be charged against the limitations provided for in Section 3(a) and may again be made subject to Incentive Awards.

4.  Administration of the Plan.

    (a) The Plan will be administered by the Committee, which will consist of three or more persons (i) who are not eligible to receive Incentive Awards under the Plan and (ii) who have not been eligible at any time within one year before appointment to the Committee for selection as persons to whom Incentive Awards may be granted pursuant to the Plan.

    (b) The Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee has authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Incentive Awards may be granted and the number of shares subject to each Incentive Award. The Committee also has authority to interpret the Plan, and to determine the terms and provisions of the respective Incentive Awards agreements and to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

    (c) No member of the Board or the Committee will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any Incentive Award under it.

5.  Eligibility.

     All full-time salaried employees of the Company who have been determined by the Committee to be key employees are eligible to receive Incentive Awards under the Plan. The Committee has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Incentive Awards, and the type and amount of Incentive Award to be granted. Each Incentive Award will be evidenced by a written instrument and may include any other terms and conditions consistent with the Plan, as the Committee may determine.

6.  Terms and Conditions of Stock Options and Dividend Shares.

    (a) The purchase price of Common Stock under each Option will be determined by the Committee, and may not be less than 50% of the Fair Market Value of the Common Stock on the date of grant.

    (b) Options may be exercised as determined by the Committee but in no event after ten years from the date of grant.

    (c) Except as set forth below, upon the exercise of an Option, the purchase price will be payable in full in cash, or, in the discretion of the Committee, by the assignment and delivery to the Company of shares of Common Stock owned by the optionee; or in the discretion of the Committee, by a promissory note secured by shares of Common Stock bearing interest at a rate determined by the Committee but not less than the minimum rate permitted by the Internal Revenue Service; or by a combination of any of the above. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date. The Committee may, in its discretion and upon the request of the optionee, issue shares of Common Stock upon the exercise of an Option directly to a brokerage firm or firms to be selected by the Committee, without payment of the purchase price by the optionee but upon delivery of an irrevocable guarantee by such brokerage firm or firms of the payment of such purchase price. No payment by an assignment of shares, by a promissory note or by any combination thereof, or by the guarantee of a brokerage firm or firms as described above, will be allowed unless such payments are allowed under applicable requirements of Federal and state tax, securities and other laws, rules and regulations and by any regulatory authority having jurisdiction.

    (d) Dividend Shares will be credited as of the dividend record date for cash dividends declared on Common Stock in the amount derived by (i) multiplying the dividend rate declared per share of Common Stock by the number of shares of Common Stock subject to all outstanding and unexercised Options held by an optionee pursuant to the Plan as of the dividend record date, and then (ii) dividing the resulting figure by the Fair Market Value of a share of Common Stock on such dividend record date, or by such formulas and at such times, and subject to such limitations as may be determined by the Committee. Dividend Shares will be credited as of the dividend record date for Common Stock dividends declared on Common Stock in the amount equal to the number of shares declared. Dividend Shares will be credited as of the dividend record date for dividends declared on Common Stock in any security other than Common Stock by converting that other security into an equal number of shares of Common Stock based on the Fair Market Value of the security and the Common Stock at the dividend record date. On that date two years following the exercise of any Option, in whole or in part, subject to the condition that the optionee has held the shares of Common Stock purchased pursuant to the exercise of the Option, or portion thereof, for the entire two-year period, the optionee will receive the total number of shares of Common Stock equal to the number of Dividend Shares that were allocable to the exercised Option, or portion thereof, on the exercise date. Upon expiration of any Option, all Dividend Shares allocable thereto will also terminate.

    (e) No fractional shares will be issued pursuant to the exercise of an Option or the determination of Dividend Shares nor will any cash payment be made in lieu of fractional shares.

    (f) At the time a Participant exercises an Option, the Committee may grant a cash bonus award in such amount as the Committee may determine. The Committee may make such a determination at the time of grant or exercise. The cash bonus award may be subject to any condition imposed by the Committee, including a reservation of the right to revoke a cash bonus award at any time before it is paid.

7.  Terms and Conditions of Incentive Stock Awards.

    (a) All shares of Incentive Stock Awards granted or sold pursuant to the Plan will be subject to the following conditions:

          (i) The shares may not be sold, transferred or otherwise alienated or hypothecated until the restrictions are removed or expire.

          (ii) The Committee may require the Participant to enter into an agreement providing that the certificates representing Incentive Stock Awards granted or sold pursuant to the Plan will remain in the physical custody of the Company until all restrictions are removed or expire.

          (iii) Each certificate representing Incentive Stock Awards granted pursuant to the Plan will bear a legend making appropriate reference to the restrictions imposed.

          (iv) The Committee may impose other conditions on any shares granted or sold pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares or shares of the same class are then listed and under any blue sky or other securities laws applicable to such shares.

    (b) The restrictions imposed under subparagraph (a) above upon Incentive Stock Awards will lapse in accordance with a schedule or other conditions as determined by the Committee, subject to the provisions of Section 10 subparagraph (e).

    (c) Subject to the provisions of subparagraph (a) above and Section 10 subparagraph (e), the holder will have all rights of a stockholder with respect to the Incentive Stock Awards granted or sold, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

    (d) Except as set forth below, the purchase price (if any) for shares of Incentive Stock Awards will be payable in full in cash; or by the assignment and delivery to the Company of shares of Common Stock owned by the holder of the Incentive Stock Awards; or by a promissory note secured by shares of Common Stock bearing interest at a rate equal to the minimum rate permitted by the Internal Revenue Service; or by a combination of any of the above. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the purchase date. The Committee may, in its discretion and upon the request of the holder, issue shares of the Incentive Stock Award directly to a brokerage firm or firms to be selected by the Committee, without payment of the purchase price by the holder but upon delivery of an irrevocable guarantee by such brokerage firm or firms of the payment of such purchase price. No payment by an assignment of shares, by a promissory note or by any combination thereof, or by the guarantee of a brokerage firm or firms as described above, will be allowed unless such payments are allowed under applicable requirements of Federal and state tax, securities and other laws, rules and regulations and by any regulatory authority having jurisdiction.

8.  Adjustment Provisions.

    (a) Subject to Section 8(b), if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Section 3, (ii) the number and kind of shares or other securities subject to the then outstanding Incentive Awards, and (iii) the price for each share or other unit of any other securities subject to then outstanding Incentive Awards without change in the aggregate purchase price or value as to which such Incentive Awards remain exercisable or subject to restrictions.

    (b) Despite the provisions of Section 8(a), upon dissolution or liquidation of the Company or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not surviving corporation, or upon the sale of all or substantially all of the property of the Company, all Incentive Awards then outstanding under the Plan will be fully vested and exercisable and all restrictions will immediately cease, unless provisions are made in connection with such transaction for the continuance of the Plan and the assumption or the substitution for such Incentive Awards of new incentive awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

    (c) Adjustments under Section 8(a) and 8(b) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments.

    (d) In the event of a pending or threatened takeover bid or tender offer and pursuant to which 10% or more of the outstanding securities of the company is acquired, whether or not deemed a tender offer under applicable state or Federal laws, or in the event that any person makes any filing under sections 13(d) or 14(d) of the Securities Exchange Act of 1934 with respect to the Company, the Committee may in its sole discretion, without obtaining stockholder approval, at the time of any one or more of the following actions to the extent permitted in Section 10 with respect to all Eligible Persons and
Participants:

          (i) Accelerate the exercise dates of any outstanding Option or Dividend Share, or make all outstanding Options and Dividend Shares fully vested and exercisable;

          (ii) Determine all or any portion of conditions associated with an Incentive Stock Award have been met;

          (iii) Grant a cash bonus award to any of the holders of outstanding Options;

          (iv) Pay cash to any or all Option or Dividend Share holders in exchange for the cancellation of their outstanding nonstatutory Options or Dividend Shares;

          (v) Make any other adjustments or amendments to the Plan and outstanding Incentive Awards and substitute new Incentive Awards.

9.  General Provisions.

    (a) Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries or affect the right of the Company to terminate the employment of any Participant at any time with or without cause.

    (b) No shares of Common Stock will be issued or transferred pursuant to an Incentive Award unless and until all then applicable requirements imposed by Federal and state securities and their laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, having been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Incentive Award, the Company may require the Participant to take any reasonable action to meet such requirements.

    (c) No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Incentive Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

    (d) The Company may make such provisions as they deem appropriate to withhold any taxes the Company determines it is required to withhold in connection with any Incentive Award.

    (e) No Incentive Award and no right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge or charge of any nature except that, under such rules and regulations as the Company may establish pursuant to the terms of the Plan, a beneficiary may be designated with respect to an Incentive Award in the event of death of a Participant. If such beneficiary is the executor or administrator of the estate of the Participant, any rights with respect to such Incentive Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of the holder of such Incentive Award.

    (f) The Company may make a loan to a Participant in connection with (i) the exercise of an Option in an amount not to exceed the aggregate exercise price of the Option being exercised and the grossed up amount of any Federal and state taxes payable in connection with such exercise for the purpose of assisting such optionee to exercise such Option and (ii) the vesting of an Incentive Stock Award in an amount equal to the grossed up amount of any Federal and state taxes payable as a result of such vesting. Any such loan may be secured by shares of Common Stock or other collateral deemed adequate by the Committee and will comply in all respects with all applicable laws and regulations. The Committee may adopt policies regarding eligibility for such loans, the maximum amounts thereof and any terms and conditions not specified in the Plan upon which such loans will be made. In no event will the interest rate be less than the minimum rate established by the Internal Revenue Service for the purpose of the purchase and sale of property.

    (g) The Committee may cancel, with the consent of the Participant, all or a portion of any Option and/or Dividend Share granted under the Plan to be conditioned upon the granting to the Participant as a new Option and/or Dividend Share for the same or a different number of shares as the Option and/or Dividend Share surrendered, or may require such voluntary surrender as a condition to a grant of a new Option and/or Dividend Share to such Participant. Such Option and/or Dividend Share shall be exercisable at the price, during the period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option and/or Dividend Share is granted, all determined in accordance with the provisions of the Plan without regard to the price, period of exercise, or any other terms or conditions of the Option and/or Dividend Share surrendered.

    (h) The forms of Options and/or Dividend Shares granted under the Plan may contain such other provisions as the Committee may deem advisable. Without limiting the foregoing and if so authorized by the Committee, the Company may, with the consent of the Participant, and at any time or from time to time, cancel all or a portion of any Option and/or Dividend Share granted under the Plan then subject to exercise and discharge its obligation in respect of the Option and/or Dividend Share either by payment to the Participant of an amount of cash equal to the excess, if any, of the Fair Market Value, at such time, of the shares subject to the portion of the Option and/or Dividend Share so cancelled over the aggregate purchase price specified in the Option and/or Dividend Share covering such shares, or by issuance or transfer to the Participant of shares of Common Stock with a Fair Market Value, at such time, equal to any such excess, or by a combination of cash and shares. Upon any such payment of cash or issuance of shares, (i) there shall be charged against the aggregate limitations set forth in Section 3(a) a number of shares equal to the number of shares so issued plus the number of shares purchasable with the amount of any cash paid to the Participant on the basis of the Fair Market Value as of the date of payment, and (ii) the number of shares subject to the portion of the Option and/or Dividend Share so cancelled, less the number of shares so charged against such limitations, shall thereafter be available for other grants.

10.  Amendment and Termination.

     (a) The Committee will have the power, in its discretion, to amend, suspend or terminate the Plan at any time. No such amendment will, without approval of the stockholders of the Company, except as provided in Section 8 of the Plan:

          (i) Change the class of persons eligible to receive Incentive Awards under the Plan;

          (ii) Materially increase the benefits accruing to Eligible Persons under the Plan;

          (iii) Increase the number of shares of Common Stock subject to the Plan; or

          (iv) Transfer the administration of the Plan to any person who is not a Disinterested Person under the Securities Exchange Act of 1934.

     (b) The Committee may, with the consent of a Participant, make such modifications in the terms and conditions of an Incentive Award agreement as it deems advisable.

     (c) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Incentive Award previously granted under the Plan.

     (d) An Option and those Dividend Shares held by a person who was an Eligible Person at the time such Option and Dividend Shares were granted will expire immediately if and when the Participant ceases to be an Eligible Person, except as follows:

          (i) If the employment of a Participant is terminated by the Company or any subsidiary thereof other than for cause, for which the Company will be the sole judge, then the Options and/or Dividend Shares will expire eight months thereafter unless by their terms they expire sooner. During said period, the Options and/or Dividend Shares may be exercised in accordance with their terms, but only to the extent exercisable on the date of termination of employment or directorship.

          (ii) If the Participant retires at normal retirement age or retires with the consent of the Company or any subsidiary thereof at an earlier date, the Options and/or Dividend Shares of the Participant will expire eight years thereafter unless by their terms they expire sooner. During said period, the Options and/or Dividend Shares may be exercised in accordance with their terms, but only to the extent exercisable on the date of retirement.

          (iii) If the Participant dies or becomes permanently and totally disabled while employed by the Company, the Options and/or Dividend Shares of the Participant will expire three years after the date of death or permanent and total disability unless by their terms they expire sooner. If the Participant dies or becomes permanently and totally disabled within the eight months referred to in subparagraph (i) above, the Options and/or Dividend Shares will expire one year after the date of death or permanent and total disability, unless by their terms they expire sooner. If the Participant dies or becomes permanently and totally disabled within the three-year period referred to in subparagraph (ii) above, the Options and/or Dividend Shares will expire upon the later of three years after retirement or one year after the date of death or permanent and total disability, unless by their terms they expire sooner.

    (e) The Committee may in its sole discretion determine, (i) with respect to an Incentive Award, that any Participant who is on leave of absence for any reason will be considered as still in the employ of the Company, provided that rights to such Incentive Award during a leave of absence will be limited to the extent to which such right was earned or vested at the commencement of such leave of absence, or (ii) with respect to any Options and/or Dividend Shares of any Participant who is retiring at normal retirement age or with the consent of the Company or any subsidiary thereof at an earlier age, that the Options and/or Dividend Shares of such Participant will accelerate and become fully exercisable on a date specified by the Committee which is not later than the effective date of such retirement.

11.  Effective Date of Plan and Duration of Plan.

     This Plan will become effective upon adoption by the Board and the holders of all of the outstanding shares at a meeting of stockholders of the Company. Unless previously terminated, the Plan will terminate on February 15, 1998.